PRESS RELEASE

LAS VEGAS, NEVADA, May 13, 2016 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the first quarter ended March 31, 2016.

First quarter Consolidated Net revenues were $98.0 million in 2016 compared to $94.4 million in 2015, an increase of 3.8%. ACEP reported a first quarter Net income of $12.5 million for 2016 compared to Net income of $8.0 million in 2015. Adjusted EBITDA increased 9.0% to $24.2 million in the first quarter of 2016 compared to $22.2 million in the first quarter of 2015. Adjusted EBITDA Margin increased to 24.7% in 2016 compared to 23.5% in 2015.

The increase in consolidated Net revenues was driven by increased slot and table games revenue, higher Hotel ADR, and higher average revenue per food cover. ACEP has reported year over year increases in Net revenue in each of the last nine quarters, and year over year increases in Adjusted EBITDA in eight out of nine quarters. Net income for the first quarter of 2016 was negatively impacted by a $1.1 million loss on debt redemption related to a voluntary $35.0 million principal payment on the 2015 Term Loans, on March 31, 2016.

The Stratosphere - Stratosphere’s first quarter Net revenues increased 11.6% in 2016 compared to 2015. Hotel revenue increased 18.9% in 2016 compared to 2015, due to a 6.8% percentage point increase in Hotel Occupancy and a 10.2% increase in ADR. Casino revenues increased 8.4% due primarily to increased slot and table games revenue. Food and beverage revenues increased 11.6% due to increased food and beverage covers. Tower revenue fell 6.4% due primarily to a 1.6% decrease in guests and a 4.3% decrease in average revenue per guest. Stratosphere increased Adjusted EBITDA 43.9% and Adjusted EBITDA Margin increased 5.0 percentage points during the first quarter of 2016 compared to 2015.

Arizona Charlie’s - The Arizona Charlie’s first quarter Net revenues decreased 1.2% in 2016 as compared to 2015. Casino revenues decreased 1.8% due to lower slot coin-in and bingo hold. Hotel revenues increased 14.0% due to increased Hotel Occupancy and higher ADR and food and beverage revenues decreased 8.9% due to decreased food and beverage covers. Due to decreased expenses, Adjusted EBITDA increased 2.0% and Adjusted EBITDA Margin increased 0.6 percentage points at the Arizona Charlie’s properties during the first quarter of 2016 as compared to the first quarter of 2015.

The Aquarius - The Aquarius’ first quarter Net revenues decreased 3.3% in 2016 compared to 2015. Hotel revenue decreased 11.7% in 2016 as Hotel Occupancy decreased to 46.6% in 2016 compared to 55.7% in 2015. Casino revenue decreased 1.1% due to decreased slot revenue. Food and beverage revenue increased 0.9% due to a higher average check per cover. Adjusted EBITDA decreased 9.1% and Adjusted EBITDA Margin decreased 2.1 percentage points in the first quarter of 2016 as compared to the first quarter of 2015.

Financial Statistics as of March 31, 2016:
•	Cash	$56.5 million
•	Unrestricted Cash	$47.6 million
•	Consolidated Total Debt	$258.7 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended March 31, 2016	$23.7 million

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Conference Call Information:
We will hold our first quarter 2016 earnings conference call, Monday, May 16, 2016 at 12:00 PM Pacific Time (1:00 PM Mountain, 2:00 PM Central, 3:00 PM Eastern). To attend, dial 888-438-5535 (US/Canada toll-free). The pass code is 1499118.
A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com. For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended March 31,
	2016	2015
	(in millions)
Income Statement Data:
Revenues:
Casino	$55.6	$55.1
Hotel	21.6	19.4
Food and beverage	19.9	19.0
Tower, retail, entertainment and other	8.0	8.2
Gross revenues	105.1	101.7
Less promotional allowances	7.1	7.3
Net revenues	98.0	94.4

Costs and expenses:
Casino	17.0	16.4
Hotel	9.2	8.7
Food and beverage	14.6	14.0
Other operating expenses	2.6	2.8
Selling, general and administrative	30.7	30.7
Depreciation and amortization	6.6	7.3
Total costs and expenses	80.7	79.9
Income from operations	$17.3	$14.5

EBITDA Reconciliation:
Net income	$12.5	$8.0
Interest expense	3.8	6.4
Depreciation and amortization	6.6	7.3
EBITDA	$22.9	$21.7
Numbers may vary due to rounding.

	Three months ended March 31,
	2016	2015
	(in millions)
Adjusted EBITDA Reconciliation:
Net income	$12.5	$8.0
Interest expense	3.8	6.4
Depreciation and amortization	6.6	7.3
Loss on debt redemption	1.1	—
Other non-recurring and extraordinary expenses[1]	0.2	0.5
Adjusted EBITDA	$24.2	$22.2
Adjusted EBITDA Margin	24.7%	23.5%

Numbers may vary due to rounding.

1As further defined in the Credit and Guaranty Agreement dated July 7, 2015 (the “Credit Agreement”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended March 31,
	2016	2015

WPU - Slot ($)
Stratosphere	156.80	139.37
Decatur	136.37	138.63
Boulder	94.68	96.09
Aquarius	183.57	186.52
ACEP Consolidated	145.74	144.06

WPU - Tables ($)
Stratosphere	898.43	855.87
Decatur	508.73	671.08
Boulder	413.27	345.39
Aquarius	635.03	615.06
ACEP Consolidated	722.78	707.70

ADR ($)
Stratosphere	78.60	71.35
Decatur	52.56	48.00
Boulder	49.42	44.85
Aquarius	47.88	45.79
ACEP Consolidated	67.50	60.81

Hotel Occupancy (%)
Stratosphere	89.7	84.0
Decatur	85.9	81.1
Boulder	62.3	58.7
Aquarius	46.6	55.7
ACEP Consolidated	71.0	71.3

Net Revenue ($ in millions)
Stratosphere	47.1	42.2
Decatur	16.2	16.1
Boulder	8.3	8.7
Aquarius	26.3	27.2
Corporate	0.1	0.2
ACEP Consolidated	98.0	94.4
Numbers may vary due to rounding.

1.	Statistics for Slot and Tables WPU and ADR for prior year periods have been restated to current method of calculation.

2.	WPU-Slots represents the total amount wagered in slots divided by the average number of slot units and days during the period.

3.	WPU-Tables represents the total amount wagered on tables divided by the average number of table units and days during the period.

4.	ADR is hotel revenue divided by occupied rooms per day.

5.	Hotel Occupancy is the average percentage of total hotel rooms occupied during a period.

6.	Net Revenue is the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the credit agreement.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the Credit Agreement determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreement. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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